Exhibit 10.3

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “[****]”

Dated the 15th day of September 2010

Between

STARHUB MOBILE PTE LTD

And

VRINGO INC.

COLLABORATION AGREEMENT

StarHub Ltd

67 Ubi Avenue 1

#05-01 StarHub Green

Singapore 408942

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “[****]”

Collaboration Agreement

In Confidence

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “[****]”

Collaboration Agreement

24.	ASSIGNMENT	11

25.	NO THIRD PARTY RIGHTS	11

26.	COUNTERPARTS	12

27.	LAW & JURISDICTION	12

SCHEDULE A		13

ANNEX 1		15

SCHEDULE B		18

In Confidence

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH  “[****]”

THIS AGREEMENT is made this 15th day of September 2010

BETWEEN

(1)	STARHUB MOBILE PTE LTD (Company Registration Number 200000646C), a company incorporated in Singapore whose registered office is at 67 Ubi Avenue 1 #05-01 StarHub Green Singapore 408942 (“StarHub”); and

(2)	VRINGO INC., (Company Registration No. 4090975), whose registered office is at 18 e16th street New York, NY 10003 (“Contractor”),

the abovementioned parties being hereinafter individually referred to as “Party” and together referred to as “Parties”.

WHEREAS

(A)	StarHub is a provider of telecommunications services, including mobile telecommunication services, in Singapore.

(B)	Contractor is a provider of video ringtone sharing service known as Vringo.

(C)	StarHub desires for Contractor to provide the Service (as defined below), and Contractor agrees to provide the Service, upon and subject to the terms and conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

1.1	In this Agreement the following words and expressions shall, unless the context otherwise, requires have the following meanings:

“Access” means an event in which either (i) StarHub interfaces with and uses the Software to obtain the Service or to facilitate use of the Service by Customers, or (ii) a Customer logs on to the Service using a number, user name and/or password.

“Business Day” means a day other than a Saturday, Sunday or public holiday in Singapore.

“Commercial Launch Date” means the effective date on which the Service is functional and operative;

“Confidential Information” means (i) the terms of this Agreement and any amendment or supplement thereto, (ii) any and all information (including Customer Information) disclosed, furnished or communicated (if in writing, machine readable form, text, drawings, photographs, graphics, designs, plans or any other form whatsoever) by or on behalf of the disclosing party to the receiving party through the receiving party’s directors, officers, employees, representatives, or agents in connection with this Agreement, (iii) personally-identifiable information concerning a Customers, prospective Customers or employee of StarHub and (iii) (without prejudice to the foregoing) any and all information which is directly or indirectly acquired or obtained in connection with this Agreement. Provided that Confidential Information shall not include any information that (a) is or becomes publicly available without breach of this Agreement, (b) was previously in the possession of the receiving party and which was not acquired directly or indirectly from the disclosing party as evidenced by written records, (c) a party hereto lawfully receives without any obligation of confidentiality from a third party, and (d) is independently developed by the receiving party and (e) is required to be disclosed by law.

“Connection” means the direct connection to the SMS or WAP Gateway in accordance with the technical specifications set out in Schedule B;

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“Contractor Intellectual Property” means collectively the Software, Contractor’s Confidential Information, and all other intellectual property of every sort owned, created or provided by Contractor, whether or not patented or patentable, including without limitation methods, processes, procedures, inventions, designs, flow charts, algorithms, software, source and object code, works of authorship, trademarks, trade names, logos, graphics, know-how, show-how and technical information, all as embodied in the Software.

“Corporate Identity” in relation to each Party means that Party’s trademark(s), service mark(s), trade name(s) and corporate mark(s) and logo(s).

“Customer Information” means all information that Customers provide when they Access or use the Service (including, but not limited to, identity of the Customers and information relating to them such as username, order number and credit card number);

“Customers” means any and all customers of StarHub and/or its subsidiaries (including prepaid and postpaid customers).

“Handset” means such mobile wireless device owned or controlled by a Customer for which the Customer has a subscription in his or her name with StarHub.

“Liabilities” means any and all damages, losses, liabilities, costs, claims, charges, expenses, actions, proceedings or demands (including legal costs).

“Network” refers to a telecommunication system or network of, used or intended to be used by, a Party.

“Mobile Wireless Technology” means any mobile wireless technology which is or may be used during the Term with radio frequency spectrum in any band to enable or facilitate transmission of textual material, data, voice, video, Content, or multimedia services to mobile wireless devices and which includes (without limitation) wireless technology employed in General Packet Radio Services (GPRS), the Global System for Mobile Communications (GSM), Enhanced Data GSM Environment (EDGE), Code Division Multiple Access (CDMA), High Speed Circuit Switched Data (HSCSD), Personal Communications Networks (PCN), Wireless Application Protocol (WAP) and the Universal Mobile Telecommunications System (UMTS) and their related or derivative systems and services or any combination of them but excluding the following wireless radio communications systems, namely, , Bluetooth, Wireless LAN technologies, Local Multipoint Distribution System (LMDS), Multichannel Multipoint Distribution System (MMDS) and any related, similar or derivative wireless radio communications systems or any combination of them;

“Ready for Service Date” means the mutually agreed date on which the Services are ready for commercial launch by the Contractor;

“Service” means the Contractor’s video ringtone sharing service known as “Vringo” accessible on Handsets or through Vringo Web portal for Customers to use and access such services and content as StarHub may determine in its discretion from time to time. The look and feel to the Service shall be determined by StarHub in consultation with Contractor.

“Software” means the Contractor’s proprietary software, software owned by third parties and validly licensed to the Contractor and freeware in respect of the Service and all updates thereto.

“System” means the Contractor’s equipment and software, and such other hardware and software required for the Service.

“Technical Specifications” means the technical requirements and configurations pertaining to the connection of the Contractor’s application server to the SMS or WAP Gateway, as set out in Schedule B;

“UAT” means the User Acceptance Test in such form and content as may be agreed between the Parties.

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“Withholding Tax” shall mean any tax which is levied or imposed by the tax authority of the Territory, together with any interest, penalty, charge, fee or other amount imposed or made on or in respect of the foregoing, which StarHub is under a legal obligation according to the laws of the Territory to withhold or deduct from any payment by StarHub to Contractor under this Agreement.

1.2	In this Agreement, unless the context indicates a contrary intention:

(i)	the expression “person” includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture (whether incorporated or unincorporated), a partnership and a trust;

(ii)	a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(iii)	words importing the singular include the plural (and vice versa), and words indicating a gender include every other gender;

(iv)	references to recitals, clauses, schedules or annexes are references to recitals, clauses, schedules and annexes to this Agreement, and a reference to this Agreement includes any schedule or annex to this Agreement;

(v)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning; and

(vi)	headings shall be ignored in construing this Agreement.

1.3	This Agreement or any provision thereof shall not be construed adversely against a Party because that Party prepared or drafted it or is seeking to rely on it.

2.	TERM

2.1	This Agreement shall come into force on the date of this Agreement and shall continue in force for a period of 1 year after the Commercial Launch Date (the “Initial Period”) or for such longer period pursuant to Clause 2.2, unless earlier terminated in accordance with the terms set out herein. In this regard, the Parties agree that the Commercial Launch Date shall be no later than the date falling three months after the date of this Agreement (or such longer period as the Parties may agree in writing).

2.2	Upon expiry of the Initial Period, the parties may mutually agree in writing to extend the term of this Contract.

3.	SCOPE OF COLLABORATION

3.1	Subject to the terms and conditions of this Agreement, the Parties shall collaborate in the manner, and shall perform their respective obligations, as set out in Schedule A.

3.2	Each Party agrees that:

(a)	in all respects, it shall use the other Party’s Corporate Identity for the sole purposes of performing this Agreement in accordance with the licence granted in Clause 4.1 and the branding restrictions contained in this Clause 3.2;

(b)	subject to Clause 3.2(a), it shall comply with the other Party’s reasonable instructions concerning the use of the other Party’s Corporate Identity, as may be amended and notified to the other Party from time to time;

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(c)	it shall not use or register or attempt to use or register as a trade mark, service mark, trade name, corporate mark or logo that is likely to be confused with any of the Corporate Identity of the other Party without first obtaining the prior written approval of the other Party; and

(d)	it shall not authorise any third parties to use any of the other Party’s Corporate Identity except for the sole purpose of performing this Agreement, always ensuring that such third parties comply with the other Party’s reasonable instructions concerning the use of the other Party’s Corporate Identity.

The provisions of this Clause 3.2 shall survive the expiry or termination of this Agreement for any reason howsoever arising.

3.3	Contractor undertakes that it shall only make available and allow use and access of the Service and the Content to StarHub’s customers on an exclusive basis for a period of six (6) months from the Commercial Launch Date (“Exclusivity Period”). For the avoidance of doubt, the Contractor shall ensure that any existing users of its Service (who are not StarHub’s Customers) will not be able to use and access the Service and its Content during the Exclusivity Period. Notwithstanding the aforesaid, if any existing users are StarHub Customers, Contractor shall ensure their continued access to the Service and its Content.

4.	GRANT OF LICENCE

4.1	Contractor grants to StarHub:

(a)	a non-exclusive, non-transferable right and licence to receive the Content and to:

(i)	distribute and/or exhibit the Content to the Customers via the Service;

(ii)	permit the Customers to access the Content via the Service; and

(iii)	communicate the Content and the Service through such mediums as StarHub may require, including without limitation, through the service it operates; and

(b)	a non-exclusive, non-transferable right and licence to utilize and exploit the Software, Services and Contractor’s Intellectual Property Rights in accordance with this Agreement, including the right for StarHub to:

(i)	use the Software for the Services;

(ii)	provide the Client Application to the Customers; and

(iii)	allow the Customers to download, install and use the Client Application.

4.2	StarHub authorizes Contractor to store and sell the Content provided by StarHub.

4.3	StarHub shall have the right to reject the Content if the Content is not, in StarHub’s view, commercially appropriate.

4.4	Notwithstanding Clause 4.1, Contractor accepts and acknowledges that the Customers and the general public may receive the Content for viewing while they are outside the Territory through the international roaming services provided by StarHub. Contractor agrees that such the distribution and/or communication of the Content by StarHub to Customers and the general public outside the Territory shall be expressly permitted under this Agreement and shall not be deemed as a breach by StarHub of Clause 4.1.

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5.	RELATIONSHIP BETWEEN THE PARTIES

Nothing in this Agreement shall constitute a partnership between the Parties. Notwithstanding any provision of this Agreement, neither Party has the power nor the right to bind, commit or pledge the credit of the other Party.

6.	THIRD PARTY AGREEMENTS

During the term of this Agreement, Contractor shall maintain and ensure the currency of any and all agreements with such third parties for the purposes of providing the Service to the Customers.

7.	COMPLIANCE WITH LAWS AND REGULATIONS

7.1	Each Party undertakes to comply with all applicable laws and regulations in connection with its performance of this Agreement.

7.2	The provisions of this Clause 7 shall survive the expiry or termination of this Agreement for any reason howsoever arising.

8.	NETWORKS AND CONNECTION TO SMS GATEWAY AND WAP GATEWAY

8.1	Each Party is responsible for the safe operation of its Network, and shall, so far as is reasonably practicable, take best efforts to ensure that its Network, its Network operations and implementation of this Agreement:

(a)	do not endanger the safety or health of any person, including the employees, contractors and agents of the other Party; and

(b)	do not cause physical or technical harm to the other Party’s Network, including but not limited to causing damage, interfering with or causing deterioration in the operation of the first-mentioned Party’s Network.

8.2	Each Party will manage its Network to minimise disruption to the Service and, in the event of interruption or failure of the Service, will remedy the same as soon as is reasonably practicable. Each Party shall manage, notify and correct faults arising in its Network, which affect the provision of the Service:

(a)	as the Party would in the ordinary course for similar faults affecting the provision of its own services; and

(b)	in accordance with the fault notification procedures specified in this Agreement.

8.3	Contractor shall maintain reasonable disaster recovery and business resumption plans.

8.4	All interest, right and title in a Party’s Network, services and all equipment, facilities and systems provided by that Party shall at all times remain exclusively with that Party. Each Party shall retain full operating control and shall continue to hold and be solely responsible for all operating authority in respect of its Network.

8.5	StarHub shall provide and establish the Connection and other related connectivity services according to the Technical Specifications as set out in Schedule A.

8.6	The Technical Specifications of the Connection may be modified from time to time only by the mutual written consent of the Parties.

8.7	The Contractor shall provide the support services to StarHub in respect of the Connection and other connectivity related matters, as set out in Schedule B.

8.8	The Contractor shall only be permitted to use the Connection to enable the Customers to participate in the Services. All transmission and receipt of Contents to and from the Customers must be made in accordance with the Technical Specifications.

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8.9	The Parties shall jointly conduct acceptance tests (as shall be planned by both Parties) on the Connection set-up to ensure that connectivity is established according to the Technical Specifications set out in Schedule A.

8.10	Upon completion of the successful testing, the Contractor shall provide such confirmation in writing. Notwithstanding the foregoing, acceptance by the Contractor will be deemed to occur on the 5th business day after the completion of the successful testing.

8.11	The Contractor shall launch the Services via the WAP Gateway on the Ready for Service Date.

9.	PAYMENT

9.1	In consideration for the supply of the Content and the Services, StarHub shall pay Contractor the one-time set-up fee and revenue share on the terms and at the times set out in Schedule A. Contractor shall submit invoices in accordance with Schedule A. StarHub shall reserve the right to make the final decision on the rates of the charges applicable to the Customers and/or the general public on the Content.

9.2	Contractor shall be responsible for all costs related to the supply/transmission of the Content to StarHub. Contractor shall also be responsible for all costs related to the supply (including in-transit liability) and/or transmission of back-up Content to StarHub. Contractor shall be responsible for its own communication charges, including but not limited to, telephone, facsimile and mail charges arising from the provision of responses to StarHub’s queries and/or requests.

9.4	Except for Goods and Services taxes levied in Singapore which StarHub is liable, Contractor is responsible for all taxes on all fees due to it under this Agreement. If Withholding Tax on any such payments to the Contractor is applicable under the laws of Singapore, StarHub shall deduct such Withholding Tax from the relevant fees and/or other payments to the Contractor hereunder, provided that StarHub shall submit to Contractor a receipt from the responsible tax authority evidencing the payment of the amount deducted as Withholding Tax.

9.5	Nothing in this Agreement shall limit or restrict the way StarHub charges or makes available the Service to the Customers.

10.	TERMINATION OF THIS AGREEMENT

10.1	Notwithstanding the provisions of Clause 2, StarHub shall be entitled to terminate this Agreement after the Initial Period by giving at least thirty (30) days’ written notice thereof to the Contractor.

10.2	Notwithstanding the provisions of Clause 2, either Party (the “First Party”) shall be entitled to immediately terminate this Agreement by written notice to the other Party (the “Second Party”) if:

(a)	the Second Party commits a material breach of any of its obligations herein (including the Service Level Agreement) and fails to remedy such breach within fourteen (14) days of receiving written notice of such breach from the First Party;

(b)	the Second Party becomes insolvent, bankrupt or is wound up, makes a general assignment or compromise for the benefit of its creditors, suffers or permits the appointment of a receiver, trustee, judicial manager, administrator or such similar officer over any of its business or assets, or becomes the subject of any proceedings relating to insolvency or the protection of creditors’ rights and fails to have those proceedings struck out or dismissed within fourteen (14) days of commencement of such proceedings; or

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(c)	either Party may terminate this Agreement on sixty (60) days’ written notice to the other Party upon the continuous occurrence of a force majeure event pursuant to Clause 18 for a period of more than thirty (30) days.

10.3	Termination or expiry of this Agreement does not affect any accrued rights or liabilities of the Parties.

10.4	Upon the termination or expiry of this Agreement each Party shall return, destroy or purge at the request of the other Party all data, notes, reports or other material (written or otherwise) in tangible form in its possession which incorporate the Confidential Information of the other Party; and

10.5	Without prejudice to any other provision herein, the rights and obligations of the Parties under this Agreement which by their nature would continue beyond the expiry or termination of this Agreement shall survive any such expiry or termination for any reason howsoever arising.

11.	CONFIDENTIAL INFORMATION

11.1	Each Party agrees to keep confidential any Confidential Information supplied or discussed with it by the other Party or whenever acquired or obtained under or in connection with this Agreement (including, without limitation, the contents of this Agreement) and shall not use or disclose such information or any part of it to any person without the prior written consent of the other Party, except to officers, employees, agents, contractors or subcontractors whose duties require them to have access to the Confidential Information on a need to know basis and only to the extent necessary of each of them to perform such party’s obligations under this Agreement.

11.2	Each Party acknowledges and agrees that the other Party’s Confidential Information shall remain vested in and the absolute property of the other Party and that the first-mentioned Party shall not have any rights in respect therein save as otherwise expressly provided in this Agreement. The Contractor further agrees to provide to StarHub all or any Customer Information in whatever form in its possession immediately upon demand by StarHub.

11.3	Each Party agrees as follows:

(a)	that neither Party will create any derivative work from Confidential Information disclosed to such Party by the other Party;

(b)	to restrict access to the Confidential Information to such of its personnel, agents, and/or consultants, if any, who have a need to have access and who have been advised of and have agreed in writing to treat such information in accordance with the terms of this Agreement; and

(c)	to return or destroy all Confidential Information of the other Party in its possession in tangible form upon termination or expiration of this Agreement.

11.4	Without prejudice to the generality of the foregoing, each Party shall ensure that all data and information generated or obtained in pursuance of this Agreement shall not be used for any purpose other than fulfilment of its obligations herein. Each Party agrees to keep all such data and information separate from and not combine it with that Party’s own data and information except for a purpose connected with this Agreement if the activity concerned cannot be undertaken without combination.

11.5	In the event disclosure of Confidential Information is required by any government or regulatory authority or by an order of court of competent jurisdiction, the Party requiring to disclose any such Confidential Information shall notify the other Party in writing as soon as possible and shall, prior to any such disclosure, allow the other Party an opportunity to intervene or where possible obtain from such third parties duly binding agreements to maintain in confidence the information to be disclosed.

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11.6	The obligations of the Parties contained in this Clause 11 shall continue in force notwithstanding the expiry or termination of this Agreement for any reason howsoever arising for a period of three (3) years after such expiry or termination.

11.7	Each Party agrees that any breach by it of the provisions of this Clause 11 would result in serious damage being sustained by the other Party, and the first-mentioned Party agrees to waive any rights it may have to oppose the granting of any equitable relief sought by the second-mentioned Party in relation to any threatened or actual breach of the provisions of this Clause 11. This Clause shall not prejudice the second-mentioned Party’s right to other remedies available to it under applicable law.

12.	INTELLECTUAL PROPERTY RIGHTS

12.1	All Intellectual Property Rights in all software, hardware, documents, drawings and information supplied by StarHub to Contractor in connection with this Agreement shall remain the absolute property of StarHub (or its licensors). Such software, hardware, documents, drawings and information shall not be copied, distributed, transmitted, disclosed or used (except as expressly permitted herein) without the prior written consent of StarHub. No licence or other right is granted except as expressly set out in this Agreement.

12.2	All Intellectual Property Rights in the Service, System and Contractor Intellectual Property supplied by the Contractor to StarHub in connection with this Agreement, shall remain the absolute property of the Contractor (or its licensors). The Service, System and Contractor Intellectual Property shall not be copied, distributed, transmitted, disclosed or used (except as expressly permitted herein) without the prior written consent of the Contractor. No licence or other right is granted except as expressly set out in this Agreement.

12.3	Each Party agrees that any breach by it of the provisions of this Clause 12 would result in serious damage being sustained by the other Party, and the first-mentioned Party agrees to waive any rights it may have to oppose the granting of any equitable relief sought by the second-mentioned Party in relation to any threatened or actual breach of the provisions of this Clause 12. This Clause shall not prejudice the second-mentioned Party’s right to other remedies available to it under applicable law.

12.4	The provisions of this Clause 12 shall survive the expiry or termination of this Agreement for any reason howsoever arising.

13.	INTELLECTUAL PROPERTY RIGHT INFRINGEMENT

13.1	The Contractor shall indemnify and hold harmless StarHub against all liabilities which StarHub may incur or suffer in respect of any claim or action that any of the Service, System and Contractor Intellectual Property infringes any Intellectual Property Right or proprietary right of any third party.

13.2	Contractor shall defend at its own costs any claim or action against StarHub by any third party on account of such infringement. StarHub shall:

(a)	give written notice to Contractor of any claim or action (or any allegations thereof) promptly after becoming aware of the same;

(b)	give sole conduct of the defence of the claim or action to Contractor, subject to rights of consultation on, and approval of, matters affecting StarHub, and not at any time admit liability or otherwise attempt to settle or compromise the claim or action except upon the prior written approval of Contractor; and

(c)	give Contractor such assistance as it shall reasonably require in respect of the conduct of the said defence.

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The Contractor shall reimburse the reasonable costs of StarHub in complying with this Clause 13.2.

13.3	StarHub shall defend, indemnify and hold harmless Contractor with respect to any claims or actions relating to the StarHub Intellectual Property and/or StarHub Content, provided that such indemnity does not exceed such fees paid to Contractor in the twelve (12) months preceding such claim or action.

13.4	The provisions of this Clause 13 shall continue to apply notwithstanding the expiry or termination of this Agreement for any reason howsoever arising.

14.	REPRESENTATIONS AND WARRANTIES

14.1	Contractor warrants, represents and undertakes that:

(a)	it has full authority and right to enter into this Agreement and perform its obligations according to this Agreement;

(b)	it has all the rights, licences and consents to grant to StarHub the rights to distribute, exhibit, promote and otherwise exploit the Service in the Territory in accordance with this Agreement;

(c)	it has not taken and will not take, or has omitted to do anything, or will permit or cause any action to be taken by which any of the rights granted herein has been or may be in any way impaired;

(d)	it shall supply the Content and perform all support services with reasonable care, skill and diligence;

(e)	no part of the Content and no exercise by StarHub of any rights granted hereunder in accordance with this Agreement shall infringe the copyright or other rights or interest of any third party or result in any other liability;

(f)	no material provided to StarHub hereunder shall be obscene, illegal or defamatory and/or infringe any intellectual property right or any other right of any person or amount to a contempt of court;

(g)	it shall not use the end user information acquired from the Service in any way apart from providing the Content to the Customers and the general public in accordance with this Agreement; and

(h)	it shall not trans mit, post or distribute any content that may cause annoyance, harassment, irritation, inconvenience or anxiety to any end-user, and it is additionally understood that Contractor shall not transmit, post or distribute “junk mail”, “spam”, “chain letters”, “solicitations” (commercial or non-commercial) to any end-user who has not given permission to be included in the distribution.

14.2	StarHub warrants, represents and undertakes that:

(a)	it has the authority and right to enter into this Agreement and perform its obligations according to this Agreement; and

(b)	it has procured and will endeavour to maintain during the Term the requisite governmental and regulatory licences and approvals for the distribution and/or communication of the Service in the Territory.

14.3	The provisions of this Clause 14 shall survive the expiry or termination of this Agreement for any reason howsoever arising.

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15.	LIMITATION OF LIABILITY

15.1	Without prejudice to Clause 13 but subject to Clauses 15.2, the Contractor shall indemnify StarHub and hold StarHub harmless against all liabilities which StarHub may incur or suffer as a result of the Contractor’s breach of this Agreement.

15.2	Neither Party shall be liable to the other Party, whether in contract, tort (including negligence) or otherwise for special, indirect or consequential damages, including lost profits, special damages or loss of data, under any circumstances whatsoever, in connection with this Agreement.

16.	NOTICES

16.1	Unless otherwise agreed, all notices, demands, requests and other communications made (collectively, “Notices”) shall be in writing and in the English language. Notices shall be sent or delivered to the respective addresses set forth below or such other address as the intended recipient shall notify the sender in writing:

To StarHub:	To Contractor:
StarHub Mobile Pte Ltd	Vringo, Inc
67 Ubi Avenue 1	18 E16th street New York, NY 10003
#05-01 StarHub Green
Singapore 408942	Fax:
Fax : +65 6825 5882	Attn: Andrew Perlman
Attn : Ms Yeong Mun Ling

Copy to: Head, Legal & Secretariat

16.2	Notices will be deemed received:

(a)	in the case of hand delivery, on the day of delivery;

(b)	in the case of registered post, upon written acknowledgement of receipt by the receiving Party; and

(c)	in the case of facsimile, upon successful transmission. To this end, an activity report indicating that the correct number of pages was sent to the correct facsimile number and that such facsimile message was well received shall be sufficient evidence that such Notice was received.

17.	FORCE MAJEURE

Neither Party shall be liable to the other Party in respect of anything which, apart from this provision, may constitute breach of this Agreement arising by reason of circumstances beyond the control of the first-mentioned Party, which shall include but shall not be limited to acts of God, fire, flood, drought, explosion, sabotage, accident, embargo, riot, war, civil commotion or civil authority, including acts of local government and parliamentary authority.

18.	RELEASE

Any liability to either Party may in whole or in part be released, compounded or compromised, or time or indulgence given, by that Party in its absolute discretion without in any way prejudicing or affecting its other rights against the other Party.

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19.	WAIVER

No failure to exercise, nor any delay in exercising, on the part of either Party, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

20.	FURTHER ASSURANCE

Each Party undertakes with the other Party that it will do such acts and things as the other Party may reasonably require for the purpose of giving to it the full benefit of this Agreement.

21.	HEADINGS

In this Agreement, headings are for convenience only and do not affect interpretation of any provision of this Agreement.

22.	SEVERABILITY

If a court of competent jurisdiction holds any provision of this Agreement to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions of this Agreement shall not be affected.

23.	ENTIRE AGREEMENT AND VARIATION

23.1	This Agreement contains the entire agreement of the Parties with respect to the subject-matter herein and supersedes all prior agreements, arrangements, understanding, promises, covenants, representations and communications between the Parties, whether written or oral, with respect to the subject-matter herein.

23.2	This Agreement shall not be amended, modified or varied in any respect unless such amendment, modification or variation shall be expressly agreed in writing by the Parties.

24.	ASSIGNMENT

24.1	Neither Party shall be entitled to assign and/or transfer any of its rights and/or obligations under this Agreement without the prior written consent of the other Party which consent shall not be unreasonably withheld, except that StarHub shall be entitled to assign and/or transfer any of its rights and obligations under this Agreement to any StarHub group company without the prior consent of Contractor provided that the relevant StarHub group company executes a deed of adherence under which it agrees to be bound by this Agreement.

24.2	Each Party shall execute such agreements or documents as the other Party may reasonably require, to give full effect to the aforesaid assignments and/or transfers.

25.	NO THIRD PARTY RIGHTS

A person who is not a party to this Agreement shall have no right to enforce any provision of this Agreement pursuant to the Contracts (Rights of Third Parties) Act (Cap. 53B).

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Collaboration Agreement

26.	COUNTERPARTS

This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which when so executed shall be an original, but all counterparts shall together constitute one and the same document.

27.	LAW & JURISDICTION

This Agreement shall be governed and construed in all respects in accordance with the laws of Singapore and the Parties submit to the exclusive jurisdiction of the Singapore Courts.

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Collaboration Agreement

SCHEDULE A

SCOPE OF COLLABORATION

1.	Scope of Works

1.1	Contractor shall be responsible for all hardware, software and deliverables for the Service.

1.2	Contractor’s obligations

(a)	Contractor will supply content for the Service (“Contractor Content”) and will allow StarHub or third parties appointed by StarHub to include additional content in the Service.

(b)	Contractor will co-brand the web portion of the Service. Contractor will provide StarHub with guidelines for co-branding.

1.3	StarHub’s Obligations:

(a)	StarHub shall provide Contractor with access to StarHub’s billing API and provide reasonable support to Contractor in integrating said API.

(b)	StarHub shall provide Contractor with access to StarHub’s SMSC so that Contractor can send SMS’s related to the Service via StarHub’s SMSC.

2.	Revenue model

Fixed Fee

2.1.	StarHub shall pay Contractor a one-time set-up fee of S$**** (“Fee”), for the initial set up and customization of the Services in accordance with StarHub’s specifications., The Fee shall be payable to Contractor as follows:

2.1.1	**** percent (****%) upon the signing of the Agreement;

2.1.2	**** percent (****%) upon successful completion of user acceptance tests as may be required and confirmed by StarHub for the Services; and

2.1.3	The remaining **** percent (****%) after the expiry of six (6) months from the launch of the Service.

Revenue Share

2.2.	Both Parties agree on the following revenue share arrangement:-

Category	Contractor	StarHub
Subscription	****% of Net Revenue	****% of Net Revenue
Sale of Contractor Content	****% of Net Revenue	****% of Net Revenue
Sale of StarHub Content	****% of Net Revenue	****% of Net Revenue

2.3	Net Revenue. “Net Revenue” means net sales proceeds (StarHub shall charge and bill its Customers for the Content at the prevailing rates determined by StarHub and for subscribing to the Service, sales taxes and Bad Debts) received by StarHub from the monthly subscription fees and Content purchased by a Customer. For purposes of calculating the Bad Debts, the applicable rate is eight percent (8%) of the total gross revenue billed to the Customers (“Bad Debt Rate”). StarHub reserves the right to review and change the Bad Debt Rate from time to time at its absolute discretion. StarHub will notify Contractor of the revised rate in writing before the next invoice is rendered.

2.4	Payment frequency. Payments shall be paid by StarHub within forty-five (45) days after the end of each StarHub fiscal month.

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Collaboration Agreement

2.5	Reporting. StarHub will send monthly revenue share reports to Contractor within thirty (30) days after the end of each StarHub fiscal month for prior month sales.

2.6	Payment Method. Contractor shall provide StarHub with the bank details by which StarHub may make payment to Contractor and be liable for all costs related to the receipt of such payment, save and except StarHub will be responsible for the costs of its remittance of such payment to Contractor. StarHub shall be entitled to make payment by way of cheque addressed to Contractor (where Contractor is an entity incorporated under the laws of Singapore) or to remit the monies by way of electronic transfer to Contractor’s designated bank account. Contractor’s bank account details are as follows:

Bank Name:	Silicon Valley Bank

Bank Branch:	3003 Tasman Drive Santa Clara, CA 95054
Account Name:	Vringo, Inc.
Account No:	3300532133
SWIFT	SVBKUS6S

2.7	StarHub shall be entitled (in its absolute discretion) to grant credit to any of the Customers who in respect of any charges payable this Schedule in connection with the Services due to a genuine bill dispute over the aforesaid charges. Where StarHub grants such credit and the reason for the complaint is not due to any breach by StarHub of its obligations herein, the total revenue share payable by StarHub to Contractor under this Agreement shall be reduced correspondingly by the amount of credit granted to that Customer.

3.	Customer Service and Service Level Agreement

3.1	Each Party acknowledges and agrees that:

(a)	Contractor shall be responsible to provide all the day-to-day customer service and technical assistance support for the Services to the Customers after the Commercial Launch Date;

(b)	Contractor shall establish a customer and technical service hotline on a 24 × 7 basis to provide customer, fault and technical assistance to StarHub for the Services; and

(c)	StarHub will be solely responsible for the invoicing of and collecting charges and revenue from the Customers in respect of the Services, including charges for air-time and data transmission for content onto Handsets.

3.2	Without prejudice to paragraph 3.1 above, Contractor shall appoint a contact person to handle the Customers’ enquiries, fault reports and complaints in connection with the Services. The details of the contact person are as follows:

Name:	Josh Wolff
Designation:	[ ] VP solutions and services
Office Contact:	[ ]+972 2 9902500
Mobile Contact:	[ ]+972 54 8092468
Email Address:	[ ]josh.wolff@vringo.com

3.3	Contractor shall provide StarHub with immediate notice of any unplanned outages to Contractor Network and/or the Services and in accordance with the Service Level Agreement set forth in Annex 2, to enable StarHub to provide the appropriate support to the Customers.

3.4	Contractor shall provide StarHub with not less than ten (10) business days’ prior written notice of any planned outages to Contractor Network and/or the Services to enable StarHub to provide the appropriate support to the Customers.

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Collaboration Agreement

3.5	Contractor shall comply strictly with the Service Level Agreement as set out in Annex 2. Without prejudice to the foregoing, Contractor will use best efforts to provide the Services, and related maintenance and support, in accordance with the Service Level Agreement set forth in Annex 1.

ANNEX 1

Service Level Agreement

Contractor will be responsible for the running of the Service with the entire support, hosting and management components and will ensure day-to-day support and technical aspects.

Services include:

•	Technical Support;

•	Fault Management of all faults reported by StarHub Customer;

1.	FAULT ESCALATION PROCESS

StarHub shall communicate the occurrence of any fault to the Contractor or its representatives through telephone, email or facsimile in accordance with the details as set out below:

                         Josh Wolff    [    ]                             (Primary)

Tel : [    ] (Office Hours) +972 2 9902500

Fax : [    ]

Mobile : [    ] +972 54 8092468

Email :     josh.wolff@vringo.com

                         Andrew Perlman]                         (Secondary)

Tel : [    ] (Office Hours) 6

Fax : [    ]

Mobile : [    ] +

Email :     andrew.perlman@vringo.com

The Contractor shall ensure that at least one (1) of its representatives indicated above is available on a 24×7 basis to receive any fault escalation from StarHub. The Contractor’s representative shall respond to a fault escalation from StarHubin accordance with the fault classification and service levels as set out in Section 2 of this Schedule.

In the event of an occurrence of any fault, the Contractor shall be responsible for troubleshooting and resolving the fault.

2.	FAULT CLASSIFICATION AND SERVICE LEVELS

All faults will be reasonably assigned a fault classification as set out below.

2.1	Severity 1 – Critical/Emergency (Serious)

2.1.1	Definition:

•	Complete failure of the system to function

•	Processing is not possible, resulting in significant business impact

•	Loss of significant system functionality

•	Corruption of software data-bases which require service affecting corrective actions

•	Loss of access for maintenance or recovery actions

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2.1.2	Response Time:	30 minutes

	Resolution Time:	3 hours

	Report Requirements:	The Contractor will provide StarHub with half-hourly updates on the progress of fault resolution until the fault is resolved. The Contractor will also provide an Incident Report (“IR”) within 24 hours of the fault resolution.

2.2	Severity 2 – Major (Inconvenient)

2.2.1	Definition:

•	Partial restriction in system functionality

•	Processing is possible with some business impact

•	Short outages whose duration accumulates to greater than 6 minutes in any 24 hour period or that continue to repeat over longer periods

•	Significant degradation of access for maintenance or recovery operations

•	Any Complaint by VIP/VVIP Customer

•	Content not available

2.2.2	Response Time:	60 minutes

	Resolution time	8 hours

	Report Requirements:	The Contractor will provide StarHub with hourly updates on the progress of fault resolution until the fault is resolved. The Contractor will also provide an IR within 24 hours of the fault resolution.

2.3	Severity 3 – Minor

2.3.1	Definition:

Other faults within the system which do not meet the criteria defined for Critical/Emergency or Major faults. Reporting problem will fall under this severity level.

Any request for new features or changes in the existing features will not be reported under any of the above fault classifications. Any such requests or changes will follow a change request process mutually agreed between StarHub and Contractor.

2.3.2	Response Time:	4 hours

	Resolution Time:	8 working days. Fixes for minor faults in software may be included in the next release of the software if such release is anticipated within a reasonably short period(once every quarter).

	Report Requirements:	The Contractor will provide StarHub with a reasonable progress update and an IR when the fault is resolved.

4.	REVIEW

StarHub and Contractor will undertake Service Performance review meetings on a regular basis, as mutually agreed. The purpose of the Service Performance review meetings includes, but is not limited to, a review of non-conformance to SLA targets, forecasts over a 12-month period, schedule maintenance for the preceding and following months, and any other subjects concerning service quality.

5.	STARHUB CONTACT DETAILS

5.1	Communication to StarHub for the following matters should be made through telephone, email (preferred), or facsimile to the appointed StarHub representative as is stated in Section 5.2:

(i)	24 × 7 fault reporting and escalation;

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(ii)	notification of planned or scheduled maintenance (with at least two (2) weeks of prior written notice); and

(iii)	notification of unplanned or emergency maintenance works.

5.2	StarHub contact details for technical escalation are as set out below:

Name:	COSAC - MNOC
Telephone	+65 – 6825 6640 option 1
Fax:	+65 – 6821 6006
Mobile:	N.A.
Email:	mnoc@starhub.com

5.3	Contractor must notify COSAC-MNOC for any outages (unplanned service affecting) with impact information provided using StarHub template.(Refer attached).

Timely update till resolution and furnish outage summary report to COSAC-MNOC.

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Collaboration Agreement

SCHEDULE B

WAP GATEWAY

Technical Specifications

1.	StarHub’s WAP Gateway is a wireless application protocol (WAP) gateway and mobile Internet proxy that provides value-added services to the Contractors and highly reliable completion of web transactions.

2.	The connectivity to the WAP Gateway server from the Contractor’s content server can be made either via Internet connection. StarHub shall not be responsible for any matter relating to the Internet connection, including but not limited to the provisioning, commissioning and support thereof.

3.	Communications will be done through the desired protocol supported by StarHub’s WAP Gateway as specified in the “StarHub WAP Gateway Content Provider’s Information Guide”.

4.	The Content will be relayed over Mobile Wireless Technology.

5.	The “StarHub WAP Gateway Content Provider’s Information Guide” will be given to the Contractor and shall be fully complied with by the Contractor.

LEASED LINE DIRECT CONNECTION / INTERNET CONNECTION TO STARHUB’S SMS GATEWAY

1.	The SMS Gateway server will act as a conduit between the StarHub’s SMS Centre (“SMSC”) and the Contractor’s application server for sending and receiving of SMS-MSG.

2.	The connectivity to the SMS Gateway server from the Contractor’s application server can be made either via Internet connection or leased line. StarHub shall not be responsible for any matter relating to the Internet connection or leased line, including the provisioning, commissioning and support of such Internet connection or lease line unless otherwise agreed to in writing.

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3.	Communications will be done through the desired protocol chosen by the Contractor upon StarHub’s agreement. The list of supported protocols is as specified in the “SMS Gateway Developer Guide” that will be provided to the Contractor and may be amended by StarHub from time to time.

4.	The SMS Gateway server will communicate with the SMSC via the CIMD2 protocol.

5.	SMS-MSG will be relayed over the specified GSM environment.

6.	The Contractor may submit a written request for the provision of ports under this Agreement. Subject to availability, StarHub shall assign the port number(s) and notify the Contractor of the same in writing.

7.	The “SMS Gateway Developer Guide” will be given to the Contractor and shall be fully complied with by the Contractor.

Support Services

1.	The Contractor shall ensure that there is no disruption to the supply and delivery of the Services to the WAP Gateway and SMS Gateway via the Connection and shall give StarHub immediate written notice upon detection that the Contractor’s content server is down due to planned or unplanned outages.

2.	StarHub shall be entitled to consult the Contractor whether by facsimile, telephone or otherwise on matters concerning the connectivity to the WAP Gateway and SMS Gateway, including the supply and delivery of the Services to the WAP Gateway and SMS Gateway via the Connection under this Agreement.

3.	The Contractor shall appoint two (2) employees to:

a)	handle all enquiries from StarHub relating to matters as described in this Schedule; and

b)	provide local support services to StarHub on a 24x7 basis.

The names of the appointed employees and their contact particulars are set out below:

Name: josh wolff	Name: Andrew Perlman
Tel: +97229902500	Tel:
Mobile No: +972548092468	Mobile No: +19176786803
Email: josh.wolff@vringo.com	Email: Andrew.perlman@vringo.com

4.	Any changes to the above names and/or particulars shall forthwith be communicated by the Contractor to StarHub in writing.

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Collaboration Agreement

IN WITNESS WHEREOF the Parties have by their respective authorised representatives executed this Agreement on the day and year first written above.

StarHub

Signed by	Yeong Mun Ling	)
)
for and on behalf of STARHUB MOBILE PTE LTD		)
)
in the presence of:		)
/s/ Yeong Mun Ling
Title: Vice President

/s/ Sara Han
Name of Witness: Sara Han
Title: Assistant Product Manager

Contractor

Signed by	Andrew Perlman	)
)
for and on behalf of VRINGO INC.		)
)
in the presence of:		)
/s/ Andrew Perlman
Title: President

/s/ Josh Wolff
Name of Witness: Josh Wolff
Title: VP, Services

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